Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE (DRAFT #9 AS OF 3/30/15 @ 11 P.M.)

ZAZA ENERGY REPORTS 2015 FIRST QUARTER

FINANCIAL RESULTS

HOUSTON, TX (May 14, 2015) — ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for the first quarter ended March 31, 2015.

2015 First Quarter Results

For the first quarter ended March 31, 2015, the Company reported total oil and gas revenues of $1.3 million, as compared to $3.0 million for the first quarter ended March 31, 2014.  This decrease was primarily due to the decline in crude oil prices and, to a lesser extent, lower production volumes.

Operating costs and expenses were $6.1 million as compared to $6.4 million for the first quarters ended March 31, 2015 and March 31, 2014, respectively.  This decrease includes a $2.6 million reduction in general and administrative expenses and a modest decline in depreciation, depletion, amortization and accretion. Additionally, the first quarter of 2014 included non-cash impairments of oil and gas properties of $1.6 million and a gain on asset divestitures of $4.1 million, neither of which was present in the first quarter of 2015.

Other expenses were $1.8 million as compared to other income of $0.8 million for the first quarters ended March 31, 2015 and March 31, 2014, respectively.  The 2015 first quarter period included approximately $1.6 million of net income related to gains on warrants and embedded conversion options, whereas the 2014 first quarter included $6.4 million of similar income.  For the period ended March 31, 2014 the Company incurred a loss on extinguishment of debt of $2.0 million and there was no material impact in the comparable 2015 first quarter period.  Interest expense for both the first 2015 and 2014 first quarter period, was $3.4 million as compared to $3.6 million, respectively.

The Company reported an operating loss of $4.8 million as compared to $3.4 million for the first quarters ended March 31, 2015 and March 31, 2014, respectively.  Net loss for the 2015 first quarter was $6.6 million or a loss per diluted share of $0.54 as compared to a net loss for the 2014 first quarter of $1.4 million or a loss per diluted share of $0.13.

713-595-1900 (OFFICE)  •  713-595-1919 (FAX)  •  WWW.ZAZAENERGY.COM

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Production

Our production for the first quarter ended March 31, 2015 was 54 Mboe as compared to 58 Mboe in the comparable year-ago period. The following table presents our production, average prices obtained for our production and average production cost for first quarters ended March 31, 2015 and March 31, 2014:

	Three Months Ended March 31,
	2015	2014

Production Volumes
Crude oil (Bbls)
East Texas	13,801	19,653
South Texas	1,814	2,298
Total	15,615	21,951
Natural gas (Mcf)
East Texas	135,971	104,293
South Texas	23,759	48,995
Total	159,730	153,288
Natural gas liquids (Bbls)
East Texas	9,206	9,587
South Texas	2,559	868
Total	11,765	10,455
Equivalents (BOE)
East Texas	45,669	46,623
South Texas	8,333	11,331
Total	54,002	57,954
Average Sales Prices
Crude Oil ($/Bbl)
East Texas	$45.39	$96.60
South Texas	$38.55	$94.18
Total	$44.59	$96.34

Natural gas ($/Mcf)
East Texas	$2.72	$4.52
South Texas	$2.77	$3.70
Total	$2.72	$4.26

Natural gas liquids ($/Bbl)
East Texas	$11.61	$23.57
South Texas	$15.03	$37.48
Total	$12.35	$24.72

Average Production Costs ($/BOE)
East Texas	$20.94	$18.37
South Texas	$12.09	$14.27
Total	$19.57	$17.57

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Liquidity Update

As of March 31, 2015, ZaZa had $1.1 million in cash and cash equivalents as compared to $6.3 million as of December 31, 2014.  Debt other than our Subordinated Notes as of March 31, 2015 was $45.5 million, of which $13.8 million is classified as current, as compared to total debt other than our Subordinated Notes of $44.4 million as of December 31, 2014, of which $13.6 million was considered classified as current.  The Company also had $48.3 million and $47.3 million of Subordinated Notes as of March 31, 2015 and December 31, 2014, respectively. Beginning on January 1, 2015, interest on the Subordinated Notes switched to paid-in-kind, reducing the Company’s annual cash interest expense by $3.8 million.

As noted in the Company’s Form 10-Q on file with the Securities and Exchange Commission, ZaZa has agreed with the holders of the Senior Secured Notes to repurchase $13.9 million of principal amount, plus unpaid interest and a 3% amendment fee on May 29, 2015.

The Company is currently discussing with potential sources of capital and holders of the Senior Secured Notes, a transaction to refinance the Senior Secured Notes, while also exploring financing and partnership alternatives to restructure its capital structure and expedite its drilling programs, which are dependent upon additional capital resources.  The Company, as of January 1, 2015 has the right to propose new development wells in its East Texas joint venture AMI with EOG Resources Based on its prior evaluation, the Company has identified 800 potential well locations on the basis of 80-acre spacing, and remains in discussions with its joint venture partners in both East and South Texas regarding development proposals.

As part of the Company’s efforts to raise additional funds, on April 30, 2015, the Company closed the April 2015 Financing for $2.5 million in gross proceeds, whereby ZaZa issued shares of a newly designated Series A 5% Convertible Preferred Stock in a private placement.  The Preferred Stock has a total liquidation preference of $2.5 million and is convertible, at the option of the holder, into 2.5 million shares of common stock, subject to anti-dilution protections customary for this type of transaction.  ZaZa also issued warrants to purchase up to 1.875 million shares of the Company’s common stock with an initial exercise price of $2.25, subject to substantially similar anti-dilution price protections.  The warrants will become exercisable for a period of five years beginning October 31, 2015.  Net proceeds from the offering, following the payment of all expenses related thereto, were approximately $2.0 million.

The proceeds from the April 2015 Financing will be used to drill and develop Buda-Rose stack and frac wells, execute workovers for production enhancements in existing wells, and working capital purposes.

About ZaZa Energy Corporation

ZaZa Energy is an independent energy company engaged in the acquisition, exploration, and development of domestic oil and natural gas reserves.  ZaZa’s activities are primarily focused on the Eagle Ford area of East Texas.  ZaZa is based in Houston, TX.  More information can be found at www.zazaenergy.com.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, stock price, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,”

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“could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our registered public accounting firm for the year ended December 31, 2014 expressing doubt about our ability to continue as a going concern and our ability to maintain sufficient liquidity and continue as a going concern; requirements to repurchase our 10.00% Senior Secured Notes due 2017 on or before May 29, 2015; our substantial level of indebtedness; the impact of our current financial condition on our business operations and prospects; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids; our ability to raise necessary capital in the future;  problems with our joint ventures or joint venture partners; exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves and any other factors or risks listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission. Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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Company Contacts:

Ted Wicks, Executive Vice President	Jay Morakis, Investor and Media Relations
713-595-1900	212-266-0191 / jay.morakis@zazaenergy.co